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                                                                 EXHIBIT 10.1


September 24, 1999

Metal Management, Inc.
500 North Dearborn Street
Chicago, Illinois 60610
Attn:  David Carpenter

Re:  Series A and Series B Convertible Preferred Stock

Dear David:

         This letter confirms the understanding by and between Metal Management, Inc. (the "Company") and Marshall Capital Management, Inc. ("MCM") regarding the Company's Series A Convertible Preferred Stock (the "Series A Stock") and Series B Convertible Preferred Stock (the "Series B Stock")(the Series A Stock and the Series B Stock being collectively referred to herein as the "Preferred Stock"). The date on which this Agreement is executed on behalf of both parties is referred to herein as the "Effective Date". Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificates of Designation (each a "Certificate of Designation" and together the "Certificates of Designation") relating to the Series A Stock and the Series B Stock, respectively.

         1. Repurchase of Series A Preferred Stock by Company. On or before the third (3rd) Business Day following the Effective Date (the "Repurchase Date"), the Company will repurchase all of the outstanding shares of the Series A Stock then held by MCM. The price to be paid by the Company to MCM for such Series A Stock will be equal to 125% of the aggregate Stated Value thereof plus all unpaid dividends accrued thereon (the "Repurchase Price"), and will be paid by the Company to MCM by wire transfer of immediately available funds on or before 5:00 p.m. (eastern time) on the Repurchase Date against delivery of the certificates representing such Series A Stock. In the event that the Company fails to pay to MCM, on or before 5:00 p.m. (eastern time) on the Repurchase Date, the full amount of the Repurchase Price for all of the shares of Series A Stock held by MCM on the Repurchase Date, (i) the repurchase of the Series A Stock shall be deemed cancelled, (ii) the Company shall immediately return to MCM any certificates representing Series A Stock that were delivered to the Company (it being understood that, notwithstanding any failure by the Company to return such certificates, MCM shall have all rights, benefits and privileges under the Certificate of Designation relating to the Series A Stock, including without limitation the right to convert or otherwise exercise its rights with respect to the Series A Stock, from and after the Repurchase Date) and (iii) the Company shall have no further right of repurchase under this paragraph 1.

         2. Trading Restrictions. From and after the Effective Date until the earlier to occur of (i) the one hundred and twentieth (120th)day following the Effective Date and (ii) the first date on which any Termination Event (as defined below) occurs (the "Restricted Period"), MCM agrees that it will refrain from selling a number of Conversion Shares on any trading day that exceeds the greater of (A) 30,000 shares and (B) a number of shares equal to the Trading



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Volume (as defined below) for such trading day times ten percent (10%). For purposes hereof, "Trading Volume" on a given trading day shall mean the aggregate trading volume on such trading day for the Common Stock as reported by the exchanges or markets on which the Common Stock is then traded. Nothing contained herein will be deemed to limit in any way MCM's right to convert Preferred Stock during the Restricted Period (or at any other time) in accordance with the related Certificate of Designation; provided, however, that during the period beginning on the Effective Date and ending on the earlier to occur of (i) October 31, 1999 and (ii) the first date on which any Termination Event (as defined below) occurs, MCM shall not convert any shares of Preferred Stock if, immediately following such conversion, MCM would own a number of shares of Preferred Stock equal to or less than 2,500 shares.

3. Termination Events. Each event described below will constitute a "Termination Event" upon written notice thereof from MCM to the Company:

   (a) the Company fails to pay to MCM, on or before 5:00 p.m. (eastern time) on the Repurchase Date, the full amount of the Repurchase Price for the Series A Stock as required by paragraph 1 above;

   (b) a Liquidation Event (as defined in either Certificate of Designation) occurs (in which case the written notice specified above shall not be required);

   (c) a Mandatory Redemption Event (as defined in either Certificate of Designation) occurs;

   (d) there occurs (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company, (ii) a transaction or series of transactions, in which more than 50% of the voting power of the Company is disposed of, or following which the Common Stock is no longer traded on either the Nasdaq National Market or the Nasdaq SmallCap Market, (iii) the consolidation, merger or other business combination of the Company with or into any other entity, following which (x) the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity or (y) the Common Stock is no longer traded on either the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange or (iv) an announcement by the Company or its management that members of its management intend to purchase twenty percent (20%) or more of the publicly-traded Common Stock of the Company in a single transaction or series of transactions;

   (e) the Company fails to comply with (i) its obligation to make payments on its 10% Senior Subordinated Notes (the "Notes") on each date on which any such payment becomes due and payable pursuant to the terms of the Notes (each such date being referred to as a "Due Date") or is unable prior to a Due Date to obtain an extension of such Due Date of at least thirty days and to make the payment(s) relating to such Due Date on or before the expiration of such extension or (ii) any

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           of its obligations hereunder or under any Certificate of Designation within the respective time frames specified herein or therein;

   (f) the Company fails to meet any of the designation criteria or other requirements necessary for the continued listing of the Common Stock on the Nasdaq SmallCap Market or on any other market or exchange on which the Common Stock is listed or traded; or

   (g) (i) the NASD or other applicable regulatory authority or exchange institutes proceedings, or notifies the Company that it intends to institute proceedings, to terminate or suspend the listing of the Common Stock on the Nasdaq SmallCap Market or on any other market or exchange on which the Common Stock is listed or traded, (ii) each of BT Securities Corporation, Goldman Sachs & Co. and Salomon Smith Barney Inc. ceases or announces that it will cease to act as a registered market maker in the Common Stock on such market, or (iii) the average daily trading volume for the Common Stock is less than 100,000 shares during any period of fifteen consecutive trading days.

   4. Optional Repurchase by the Company. During the period beginning on the Effective Date and ending on the 180th day following the Effective Date (the "Optional Repurchase Period"), the Company shall have an option to repurchase up to $2.5 million aggregate Stated Value of the outstanding Series B Stock held by MCM (an "Optional Repurchase") on the date on which the Company delivers written notice of such Optional Repurchase (an "Optional Repurchase Notice") to MCM. The repurchase price for the Series B Stock (the "Optional Repurchase Price") shall be equal to (A)(i) the aggregate Stated Value of the Series B Stock being repurchased times (ii) 125% plus (B) all unpaid dividends accrued thereon. The Company may exercise its right to declare an Optional Repurchase by delivering to MCM an Optional Repurchase Notice on or before 5:00 p.m. (eastern time) on the last Business Day to occur during the Optional Repurchase Period; provided, however, that the Company may not deliver an Optional Repurchase Notice unless
(i) the Company has in its possession at the time of such delivery the full amount of the Optional Repurchase Price in the form of cash, (ii) no limitations or conditions (contractual or otherwise) then exist with respect to the payment of the Optional Repurchase Price to MCM, (iii) the Company has complied fully with all of its obligations hereunder and under the Certificates of Designation and (iv) the Termination Event specified in paragraph 3(a) has not occurred (each of (i), (ii), (iii) and (iv) being referred to as an "Optional Repurchase Condition"). The Company shall deliver the Optional Repurchase Price to MCM in immediately available funds on the third (3rd) Business Day following delivery of the Optional Repurchase Notice. In no event shall the Company have the right to declare more than one Optional Repurchase. In the event that the Company fails to deliver either an Optional Repurchase Notice (upon the satisfaction, or waiver by MCM, of each of the Optional Repurchase Conditions) or the Optional Repurchase Price, in either such case within the time frames required hereby, the Series B Stock shall no longer be subject to Optional Repurchase or Conversion Optional Repurchase (as defined below), and any Optional Repurchase already declared shall, immediately upon such failure, be void and of no further effect (an "Optional Repurchase Default"). Upon delivery of an Optional Repurchase Notice by the Company in accordance with the terms hereof, MCM shall forfeit its right to submit to the Company a notice

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of conversion with respect to the Series B Stock covered by such Optional
Repurchase Notice unless and until an Optional Repurchase Default occurs; provided, however, that MCM shall have the right to submit a notice of conversion with respect to the Series B Stock at all times prior to delivery of an Optional Repurchase Notice by the Company in accordance with the terms hereof. Notwithstanding the foregoing, in the event that MCM delivers a notice of conversion (x) during the Optional Repurchase Period, (y) prior to delivery of an Optional Repurchase Notice by the Company, and (z) on a date on which MCM owns (or immediately following conversion of the Preferred Stock covered by such notice of conversion, would own) a number of shares of Preferred Stock equal to or less than 2,500 shares, the Company may exercise its right to effect an Optional Repurchase and repurchase at the Optional Repurchase Price all or any part of the shares of Preferred Stock then outstanding (including the shares of Preferred Stock to which such notice of conversion relates) in accordance with the terms of this paragraph 4 (a "Conversion Optional Repurchase"). In order to effect a Conversion Optional Repurchase, (A) the Company must deliver an Optional Repurchase Notice to MCM on or before 5:00 p.m. (eastern time) on the second Business Day immediately following the date on which a notice of conversion is delivered to the Company and (B) each Optional Repurchase Condition must be satisfied on the date of such delivery. In the event that the Company effects an Conversion Optional Repurchase, the Company shall not have the right to effect an Optional Repurchase or Conversion Optional Repurchase thereafter. Notwithstanding anything contained herein, MCM shall have the right, at any time when it owns a number of shares of Preferred Stock equal to or less than 2,500 shares, to deliver a written notice (a "Conversion Request Notice") to the Company requesting whether the Company intends to exercise its right to effect a Conversion Optional Repurchase after the date of such notice. If, on or before 5:00 p.m. (eastern time) on the second Business Day following delivery of a Conversion Request Notice (the "Conversion Request Deadline"), the Company either responds to MCM in writing (which response shall be binding and irrevocable) that it will not exercise its right to effect a Conversion Optional Repurchase or fails to respond to such Conversion Request Notice, the Company will forfeit its right to effect a Conversion Optional Repurchase thereafter. If, on or before the Conversion Request Deadline, the Company responds to MCM in writing (which response shall be binding and irrevocable) that it will exercise its right to effect a Conversion Optional Repurchase, the Company must, upon the first submission of a conversion notice thereafter, repurchase the number of shares of Preferred Stock set forth in such response in accordance with the terms of this paragraph 4 (including without limitation those relating to the calculation and delivery of the Optional Repurchase Price and the consequences of an Optional Repurchase Default) except that the Company must deliver the Optional Repurchase Price on or before the third (3rd) Business Day following the date on which such conversion notice is submitted.

   5. Miscellaneous. Upon the execution of this letter agreement by the Company and MCM (i) this letter agreement will constitute the entire agreement between the parties with regard to the matters specifically described herein, superseding all prior agreements or understandings, whether written or oral, between the parties with respect thereto; (ii) this letter agreement is intended for the benefit of the parties hereto and their respective successors, and does not create any rights for, is not for the benefit of, and may not be enforced by, any other person; (iii) no amendment, modification or other change may be made to this letter agreement unless such amendment, modification or change is set forth in writing and is signed by both the Company and MCM; and (iv) the terms of this letter agreement will be governed by and


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construed under the laws of the State of New York without regard to the conflict of laws provisions thereof.

   6. Notices. Any notice, demand or request required or permitted to be delivered by either party to the other party pursuant to the terms of this agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m. (eastern time) on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day or (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier, addressed to the parties as follows:

                  If to the Company:

                  Metal Management, Inc.
                  500 North Dearborn Street
                  Chicago, Illinois 60610
                  Attn: David Carpenter
                  Tel: (312)
                  Fax: (312)

                  If to MCM:

                  Marshall Capital Management, Inc.
                  227 West Monroe Street
                  41st floor
                  Chicago, Illinois  60606
                  Attn: Allan Weine
                  Tel: (312) 750-3239
                  Fax: (312) 750-1031

                  with a copy to:

                  Marshall Capital Management, Inc.
                  11 Madison Avenue
                  New York, New York 10010
                  Attn:  Allan Weine
                  Tel: (212) 325-2302
                  Fax: (212) 325-6519



                  [Remainder of Page Intentionally Left Blank]

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         If the foregoing accurately describes the understanding between the
Company and MCM, please sign in the space below, whereupon this letter agreement will become a legally binding agreement between the parties, enforceable in accordance with its terms.

Sincerely,

Marshall Capital Management, Inc.


By:  /s/ Allan D. Weine
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         Allan D. Weine
         President



Accepted and agreed to as of
the date first-above written.

Metal Management, Inc.


By:  /s/ David A. Carpenter
   ------------------------------
         David A. Carpenter
         Executive Vice President



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